SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2002

NEXT LEVEL COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27877	99-3342408

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6085 State Farm Drive, Rohnert Park, California 94928

(Address of principal executive offices) (Zip Code)

(787) 584-6820

(Registrants’ telephone number, including area code)

N/A

(former name or former address, if changed since last report)

ITEM 5. Other Events.
ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX
Exhibit 99.1
Exhibit 99.2
Exhibit 99.3
Exhibit 99.4
Exhibit 99.5

ITEM 5. Other Events.

     On June 25, 2002, Next Level Communications, Inc. (the “Company”) and Motorola, Inc. (“Motorola”) entered into a Securities Purchase Agreement whereby Motorola purchased 277,311 shares of the Series A-1 Redeemable Convertible Preferred Stock of the Company (“Series A-1 Preferred”) at a per share purchase price of $119.00, for a total purchase price of approximately $33 million. The total purchase price consisted of (i) the conversion of the $20 million Promissory Note dated December 11, 2001 issued by the Company to Motorola into shares of Series A-1 Preferred and (ii) cash in the amount of $13 million. Each share of Series A-1 Preferred is initially convertible into 100 shares of the Company’s common stock at an initial conversion price of $1.19 per share; is entitled to cumulative dividends at an annual rate of 7.5%, payable in cash or additional shares of Series A-1 Preferred; and is entitled to a liquidation preference of $297.50 per share in the event of insolvency or dissolution of the Company, in the event of certain change in control, merger or consolidation events and in the event of sales or transfers of a material portion of Company’s assets outside the ordinary course of business. Motorola has waived its right to receive the liquidation preference in the event of a change of control or sale of a material portion of the Company’s assets if such event occurs prior to November 1, 2002. Holders of a majority of the Series A-1 Preferred may require the Company to redeem the Series A-1 Preferred on or after June 25, 2007 at a per share redemption price of $142.80. Holders of Series A-1 Preferred may vote their shares together with holders of Common Stock on an as-converted to common stock basis, and certain material actions require the consent of holders of a majority of the Series A-1 Preferred. In connection with the issuance of the Series A-1 Preferred, the Company granted Motorola a warrant to purchase 6,008,403 shares of the Company’s common stock which is currently exercisable with an exercise price of $1.19 per share and a warrant to purchase 330,000 shares of the Company’s common stock which is exercisable after June 25, 2007 with an exercise price of $2.00 per share. The warrants expire on June 24, 2007 and June 24, 2012, respectively.

     The following unaudited pro forma condensed consolidated balance sheet as of April 30, 2002 was prepared to give effect to the issuance of the Series A-1 Preferred described above as if the issuance had occurred on April 30, 2002. The following pro forma information does not purport to represent what the financial position would have been or to project a financial position for any future date.

Next Level Communications, Inc.
Pro Forma Condensed Consolidated Balance Sheet
April 30, 2002
(In Thousands) (Unaudited)

	Actual			Pro Forma
	April 30,	Pro Forma		April 30,
	2002	Adjustments		2002

Current Assets

Cash and cash equivalents	$28,447	$13,000	(1)	$41,447

Trade receivables, net	11,932	—		11,932

Inventories	57,265	—		57,265

Other current assets	5,618	—		5,618

Total current assets	103,262	13,000		116,262

Property and equipment, net	43,511	—		43,511

Long-term investments and other assets	1,398	—		1,398

Goodwill	206			206

Total Assets	$148,377	$13,000		$161,377

Current Liabilities

Notes and loans payable — current	$21,440	$—		$21,440

Other current liabilities	22,745	—		22,745

Total current liabilities	44,185	—		44,185

Long-term liabilities	112,930	(15,746	) (2)	97,184

Redeemable convertible preferred stock

$13 million issuance		6,602	(1)

$20 million issuance		12,779	(2)

Total Redeemable convertible preferred stock	24,283	19,381		43,664

Stockholders’ Deficit

$13 million issuance		6,398	(1)

$20 million issuance		2,967	(2)

Total Stockholders’ Deficit	(33,021)	9,365		(23,656)

Total liabilities and Stockholders’ Deficit	$148,377	$13,000		$161,377

(1)	Represents issuance of $13,000 of Series A-1 Redeemable convertible preferred stock to Motorola, Inc. for cash. Proceeds allocated $6,398 to additional paid in capital for warrant value and beneficial conversion feature value and $6,602 to redeemable convertible preferred stock. Such $6,602 amount will be accreted to the redemption value of $15,600 through June, 2007 using the effective interest method.

(2)	Represents conversion of $20,000 of notes payable to Motorola, Inc. to $20,000 of redeemable convertible preferred stock to Motorola, Inc. Value of the note payable allocated $2,967 to additional paid in capital for warrant value and beneficial conversion feature value and $12,779 to redeemable convertible preferred stock. Such $12,779 amount will be accreted to the redemption value of $24,000 through June, 2007 using the effective interest method.

     The information that is set forth in the Company’s press release dated June 26, 2002, attached hereto as Exhibit 99.5, is incorporated herein by reference.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	The following exhibits are filed as part of this Report:

99.1	Certificate of Designation, dated as of June 25, 2002.

99.2	Securities Purchase Agreement, dated as of June 25, 2002, between Next Level Communications, Inc. and Motorola, Inc.

99.3	Registration Rights Agreement, dated as of June 25, 2002, between Next Level Communications, Inc. and Motorola, Inc.

99.4	Form of Common Stock Purchase Warrant.

99.5	Press Release, dated as of June 26, 2002, issued by Next Level Communications, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 27, 2002

NEXT LEVEL COMMUNICATIONS, INC.

By:	/s/ Keith A. Zar

Keith A. Zar Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

EXHIBIT INDEX

     The following exhibits are filed as part of this Report:

99.1	Certificate of Designation, dated as of June 25, 2002.

99.2	Securities Purchase Agreement, dated as of June 25, 2002, between Next Level Communications, Inc. and Motorola, Inc.

99.3	Registration Rights Agreement, dated as of June 25, 2002, between Next Level Communications, Inc. and Motorola, Inc.

99.4	Form of Common Stock Purchase Warrant.

99.5	Press Release, dated as of June 26, 2002, issued by Next Level Communications, Inc.